EXHIBIT 99(h)(3)(D)


                            LIMITED AGENCY AGREEMENT
                            ------------------------

                           FOR QUALIFIED PLAN ACCOUNTS
                           ---------------------------



THIS AGREEMENT made as of this 28th day of February, 2001, by and among Centura Funds, Inc. (the "Fund"), a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"); BISYS FUND SERVICES OHIO, INC. (the "Transfer Agent"); and BISYS PLAN SERVICES, L.P. ("BPS")

                                   WITNESSETH:


WHEREAS, the Transfer Agent provides services as transfer agent, dividend disbursement agent, and shareholder servicing agent to the Fund pursuant to an agreement with the Fund (the "Transfer Agency Agreement");

WHEREAS, it is intended that the Transfer Agent will establish a master account on its mutual fund shareholder accounting system reflecting the aggregate ownership by each of various tax-qualified defined contribution plans (individually, a "Plan"; collectively, the "Plans") of shares of the Fund portfolios identified on Schedule A;

WHEREAS, the parties hereto acknowledge that the services described herein shall be limited to services relating to the Plans and shall be in addition to the services provided to the Fund by the Transfer Agent under the Transfer Agency Agreement;

WHEREAS, BPS has been retained by each Plan to provide recordkeeping services and will establish individual accounts on its defined contribution plan recordkeeping system reflecting all transactions by or on behalf of participants and beneficiaries under the Plans which result in purchases or redemptions by the Plans of shares of the Fund;

WHEREAS, it is intended that the Transfer Agent will receive orders from the Plans for purchases and redemptions of shares of the Fund resulting from transactions by or on behalf of the Plan participants and

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beneficiaries which are recorded on BPS' defined contribution plan recordkeeping system;

WHEREAS, the parties intend for BPS to be appointed as a limited agent of the Fund for purposes of receiving those orders and to be compensated for providing the recordkeeping services described herein;

WHEREAS, the parties hereto have agreed to utilize the Fund/SERV system established by National Securities Clearing Corporation ("NSCC") for the placement and settlement of Fund trades ("Fund/SERV"); and

WHEREAS, it is intended that the settlement of trades through Fund/SERV will provide for the settlement of trades within three days of each trade date,

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

Section 1. Appointment of Agent; Services. The Fund hereby appoints BPS as its agent for the limited purpose of accepting orders for the purchase and redemption of Fund shares on behalf of each Plan in accordance with the terms and conditions set forth herein. Such orders shall be based on participant-level transactions made by or on behalf of participants and beneficiaries under the Plans which are recorded on BPS' defined contribution plan recordkeeping system. For purposes of this Agreement, "participant-level transactions" shall include:

     (a) any authorized direction to invest contributions by or on behalf of any Plan participant in the Fund in accordance with the terms and conditions of the applicable Plan and the Fund's prospectuses;

     (b) any authorized direction to transfer or exchange existing amounts held on behalf of any participant or beneficiary by the applicable Plan to the Fund in accordance with the terms and conditions of the Plan and the Fund's prospectuses;

     (c) any authorized direction to transfer or exchange existing amounts invested in the Fund on behalf of any participant or beneficiary by the

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     applicable Plan to or for any other investment option offered under the
     Plan in accordance with the terms and conditions of the Plan and the Fund's prospectuses; and

     (d) any authorized direction to pay loan, withdrawal or distribution proceeds to a participant or beneficiary by the applicable Plan from the Fund in accordance with the terms and conditions of the Plan and the Fund's prospectuses.

Section 2. Recordkeeping Services. Recordkeeping and other administrative services to Plan participants shall be the responsibility of BPS and shall not be the responsibility of the Fund or the Transfer Agent. The Transfer Agent shall cause the orders for the purchase and redemption of Fund shares received by BPS on behalf of each Plan to be aggregated and reflected daily as a single, netted order for each class of shares of the Fund. The Fund and the Transfer Agent will recognize one omnibus account on the books of the Fund for each class of shares of the Fund and will not maintain separate accounts for Plans or Plan participants as Fund shareholders of record. Upon the request of the Fund or the Transfer Agent, BPS shall provide copies of all records relating to the Fund as may reasonably be requested to enable the Funds or their representatives to comply with any request of a governmental body or self-regulatory organization.

Section 3. Administrative Services Fees. In consideration of the services performed by BPS hereunder, the Fund agrees to pay BPS a fee in accordance with, and in the manner set forth in Schedule B hereto. The parties recognize and agree that this fee relates to administrative services only and does not constitute payment in any manner for investment advisory services or for costs of distribution of Fund shares.

Section 4. Reimbursement of Expenses. The Fund agrees to reimburse the Transfer Agent for all of its reasonable out-of-pocket expenses in providing services hereunder, including without limitation, the following:

     (a) All freight and other delivery and bonding charges incurred by the Transfer Agent in delivering materials to shareholders or any of the parties to this Agreement;

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     (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by the Transfer Agent as required to perform the services to be provided hereunder;

     (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by the Transfer Agent for the performance of the services to be provided hereunder;

     (d) The cost of microfilm or microfiche of records or other materials; and

     (e) Any expenses the Transfer Agent shall incur at the written direction of a duly authorized officer of the Fund.

Section 5. Accepting Purchase and Redemption Orders. In accordance with the procedures set forth below, BPS, on behalf of the Fund, shall receive orders from the Plans for purchases and redemptions of shares of the Fund resulting from participant-level transactions which are recorded on BPS' defined contribution plan recordkeeping system. In the case of any such purchase or redemption order received by BPS on any business day prior to the time the net asset value of shares of the Fund is determined, the order shall be accorded a trade date on the Transfer Agent's accounting system that is the date of receipt of the order by BPS. In the case of any such purchase or redemption order received by BPS on any business day after the time the net asset value of shares of the Fund is determined, the order shall be accorded a trade date on the Transfer Agent's accounting system that is the next business day that the Fund is open for trading.

     (a) Receipt by BPS of Participant-Level Transactions. It is understood by the parties that BPS may receive participant-level transactions in various formats, including directions in writing, by computer magnetic tape, diskette or electronic data transmission, or by any other accepted method for transmitting defined contribution plan data that is adopted for the Plans. All participant-level transactions shall be received and processed by BPS in accordance

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     with its standard transaction processing procedures that apply to all investment options offered under the Plans which procedures shall be in accordance with the procedures outlined in the Fund's current prospectuses. BPS shall maintain records sufficient to identify the date and time of receipt of all participant-level transactions involving the Fund and shall make such records available upon request for examination by the Fund or its designated representative or, at the request of the Fund, by appropriate governmental authorities. Under no circumstances shall BPS change, alter or manipulate any participant-level transactions received by it in good order.

     (b) Transmission by the Transfer Agent of Share Price, Dividend and Capital Gains Information. The Transfer Agent shall transmit to the clearing broker responsible for clearing Plan-related trades or its duly designated agent (the "Clearing Broker"), by 6:00 p.m. Eastern time on each business day that the Fund is open for trading, a telefax identifying the net asset value per share (or "share price") of each class of shares of the Fund as of the close of trading on that business day. The Transfer Agent shall also transmit to the Clearing Broker, by 6:00 p.m. Eastern time on or before each record date established for the payment of dividends or capital gains distributions by the Fund, a telefax containing the dividend or capital gains distribution rate for such payment.

     (c) Placement and Settlement of Trades on Behalf of the Plans. Based on the aggregate participant-level transactions received by BPS on each business day that the Fund is open for trading, BPS will cause the Clearing Broker to transmit net purchase and redemption orders to the Transfer Agent via Fund/SERV on the same date that BPS transmits such orders to the Clearing Broker; provided, however, that money market fund purchase orders requiring accompanying funds will be placed up to three days following receipt of such orders at such time when the funds become available. Settlement of trades shall occur through the mechanisms established by Fund/SERV. The Transfer Agent shall make available a trading desk until 7:00 p.m. Eastern time each day for

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     purposes of processing purchase and redemption orders.

     (d) Monthly Statements by the Transfer Agent. The Transfer Agent shall provide to the Clearing Broker, by the 15th business day of each calendar month, a statement for the preceding calendar month reflecting the shares of the Fund held by the Plans as of the end of such preceding month and all transactions by the Plans in the Fund during such preceding month.

     (e) Establishment of Networking Accounts; Transmission of Files. The Transfer Agent shall establish with the Clearing Broker an appropriate NSCC Network Level 4 account for Plan-related omnibus accounts. In addition, the Transfer Agent shall transmit files to the Clearing Broker reflecting current Fund positions in such networking accounts. Such files shall be transmitted on a semi-monthly basis at such times that are agreed upon by the parties.

     (f) Adjustments to Records. In the event of any error with respect to the procedures outlined in this Section 5 which is caused by the Transfer Agent or BPS, the Transfer Agent shall make any adjustments on the Transfer Agent's accounting system necessary to correct such error. In the event of any such adjustments on the Transfer Agent's accounting system, BPS shall make the corresponding adjustments on its defined contribution plan record-keeping system. BPS and the Transfer Agent each agree to provide to the other prompt notice of any errors or delays of the type referred to in this Section 5 (f).

     (g) Contingency Procedures. BPS and the Transfer Agent shall develop appropriate contingency procedures to protect the Plan participants and beneficiaries from any significant investment loss or market exposure attributable to transmission failures.

Section 6. Fund Communications. The following materials and information with respect to the Fund shall be furnished as appropriate or as required by applicable law to fiduciaries, participants and beneficiaries under the Plans:


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     (a) Fund's Prospectuses, Annual Reports and Proxy Materials. The Fund or
     its designee shall make available to Plan sponsors current prospectuses, shareholder reports, and proxy statements and related materials for the Fund for distribution to Plan participants. Additional supplies of such materials for individual participants shall be furnished by the Fund.

     (b) Review by the Fund of Participant Communications Materials. It is understood by the parties that, based on the current prospectus for the Fund and the information supplied under Section 6(a) above, BPS may prepare communications or disclosure materials for participants and beneficiaries under the Plans which describe the Fund in the same format as that used for the other investment options offered under the Plans. BPS shall supply the Fund or the designated representative of the Fund with copies of such materials on the Fund within a reasonable period of time in advance of their intended distribution to the Plan participants and beneficiaries. BPS and the Fund shall establish a mutually agreeable time frame in which such materials shall be reviewed by the Fund or the designated representative of the Fund for any errors, omissions or objections. BPS agrees not to use any such materials without the approval of the Fund or the designated representative of the Fund, which approval shall be deemed to have been given by the Fund or the designated representative of the Fund by failure to express objection to BPS within the agreed-upon period of time provided to review the materials.

Section 7. Limitation of Liability; Indemnification; Exclusion of Warranties.

     (a) Neither the Transfer Agent nor BPS shall be liable to the Fund for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it of its obligations and duties.


     (b) NEITHER THE TRANSFER AGENT NOR BPS WILL BE LIABLE FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES,

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     INCLUDING WITHOUT LIMITATION LOST PROFITS OR LOSS OR DAMAGE OF DATA,
     ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE FUND HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES.

     (c) DESPITE ANY CONTRARY PROVISION IN THIS AGREEMENT, IN NO EVENT WILL THE TRANSFER AGENT'S OR BPS' AGGREGATE LIABILITY TO THE FUND FOR DIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF COMPENSATION PAID TO BPS UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS IMMEDIATELY BEFORE THE DATE ON WHICH THE FIRST CLAIM FOR DAMAGES IS MADE, REGARDLESS OF THE CAUSE OR FORM OF ACTION.

     (d) The Fund agrees to indemnify and hold harmless the Transfer Agent, BPS and their employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character (i) arising out of the Fund's bad faith, willful misfeasance, negligence or reckless disregard of its obligation and duties hereunder; (ii) arising out of any breach by the Fund of a material provision of this Agreement; or (iii) based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to them by the Fund or the Fund's investment adviser or on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of the Transfer Agent or BPS in cases of their own bad faith, willful misfeasance, negligence or reckless disregard by them of their obligations and duties; and further provided that prior to confessing any claim against them which may be the subject of this indemnification, the Transfer Agent and/or BPS shall give the written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Transfer Agent and/or BPS.

     (e) Except as expressly stated in this Agreement, neither the Transfer Agent nor BPS makes any representations or warranties, express

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     or implied, as to merchantability, fitness for a particular purpose or otherwise, in law or in fact, oral or in writing. Each party acknowledges that it has not relied upon any representation or warranty made by the other parties except as expressly stated in this Agreement.

Section 8. Maintenance of Computer Systems and Other Equipment; Uncontrollable Events. The Transfer Agent and BPS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out their obligations under this Agreement. In the event of computer or other equipment failures at their own facilities beyond their reasonable control, the Transfer Agent and BPS shall use their best efforts to minimize service interruptions. The Transfer Agent and BPS represent and warrant that the various procedures and systems which they have implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records, data, equipment, facilities and other property used in the performance of their obligations hereunder are adequate and that they will make such changes therein from time to time as are required for the secure performance of their obligations hereunder. Notwithstanding the foregoing, the Transfer Agent and BPS assume no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond their reasonable control.

Section 9. Confidentiality. All information, books, records, and data supplied by one party to any other party or parties in connection with the negotiation or carrying out of this Agreement are and shall remain the property of the party supplying such information, books, records, or data and shall be kept confidential by the other parties except as may be required by law.

Section 10. Duration and Termination of Agreement. Any party to this Agreement may terminate such Agreement upon ninety (90) days' written notice to the other parties (which notice may be waived by any of the parties). This Agreement shall automatically terminate upon the discontinuance of the Fund as an investment option offered under the Plans; the termination of the Transfer Agent as transfer and shareholder services agent to the Fund; or if, at any time, the authorizations, licenses, qualifications or registrations required to be maintained by the Transfer Agent or BPS in connection with the performance of their duties hereunder shall lapse or cease to remain in full

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Section 11. Representations. The Transfer Agent and BPS each represent that it has obtained, and shall maintain all authorizations, licenses, qualifications or registrations of any governmental body required of it in connection with this Agreement and the registrations are and will remain in full force and effect during the term of this Agreement. In addition, each of the parties hereto represents that it has been duly authorized to enter into this Agreement.

Section 12. Amendments. The parties hereto may agree in writing to amend this Agreement at any time in whole or in part.

Section 13. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by any of the parties hereto except by the specific written consent of the other parties; provided, however, that this Section 13 shall not limit or in any way affect the Transfer Agent's right to subcontract any of its duties hereunder to other parties that are qualified to perform those duties and are reasonably acceptable to the Fund. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 14. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following addresses:

        for the Transfer Agent,         3435 Stelzer Road,
                                        Columbus, Ohio 43219,
                                        Attn: President;

        for BPS,                        323 Norristown Road,
                                        Ambler, Pennsylvania, 19002,
                                        Attn: President;

        with a copy to                  The BISYS Group, Inc.,
                                        Overlook at Great Notch,
                                        150 Clove Road,
                                        Little Falls, New Jersey 07424,
                                        Attn: General Counsel;

        for the Fund,                   Dechert Price & Rhoads
                                        10 Post Office Square
                                        South Boston, MA 02109-4603
                                        Attn: Joe Fleming

Any of the parties hereto may, from time to time, specify in writing to the other parties a different address for purposes of receiving notice pursuant to this Section 14.

Section 15. Headings. Paragraph headings in this Agreement are included for convenience only and are not to

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CENTURA


Section 16. Governing Law. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day and year first above written.


                                        BISYS FUND SERVICES OHIO, INC.

                                        By: /s/ Walter B. Grimm
                                            ----------------------------------
                                            Title: President


                                        BISYS PLAN SERVICES, L.P.

                                        By: BPS (GP), INC.,
                                            ----------------------------------
                                            its General Partner

                                        By:
                                            ----------------------------------
                                            Title:

                                        Centura Funds,Inc.

                                        By: /s/ John Quillin,
                                            ----------------------------------
                                           Title: Vice President


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FUND PORTFOLIOS:


Centura Large Cap Equity Fund
Centura Mid Cap Equity Fund
Centura Small Cap Equity Fund
Centura Government Income Fund
Centura Quality Income Fund
Centura North Carolina Tax-Free Bond Fund

























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FEES:



































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